Exhibit 99.1

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100

October 21, 2026

To: Sensing4D AI Ltd (the “Company”)

Room 1302, Yuehai City (North Block), No. 3008 Taibai Road, Dongxiao Street, Luohu District, Shenzhen, China 518001

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, which, for the purpose of this opinion only, shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Region).

We are acting as the PRC counsel of the Company (the Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before the Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of the Company at the relevant time or the businesses which have since been acquired or carried on by them or, as the case may be, their predecessors, the “Group”) in connection with (a) the proposed public offering (the “Offering”) of ordinary shares of the Company as set forth in the Company’s registration statement on Form F-l, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “SEC”) in relation to the Offering, and (b) the proposed listing and trading of the Company’s ordinary shares on the National Association of Securities Dealers Automated Quotations (the “NASDAQ”).

A. Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement and other documents (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below) and appropriate representatives of the Company and the PRC Companies (as defined below). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(1)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as copies conform to the originals;

(2)	each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with its respective governing laws other than PRC Laws (as defined below) in any and all respects;

(8)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date hereof; and

(9)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed.

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B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Governmental Agencies”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC, and each, a “Governmental Agency”.
“Governmental Authorizations”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws, and each, a “Governmental Authorization”.
“CSRC”	means the China Securities Regulatory Commission.
“Overseas Listing Trial Measures”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (境内企业境外发行证券和上市管理试行办法) promulgated by the CSRC on February 17, 2023, which became effective on March 31, 2023.
“PRC Companies”	means, collectively, all entities listed in Appendix A hereof, and each, a “PRC Company”.
“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.
“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that:

(1)	Enforceability of Civil Liabilities. There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against the Company or the directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against the Company or the directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other forms of written reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(2)	PRC Laws. To the best of our knowledge after due and reasonable inquiry, the statements in the Prospectus on the cover page and under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Our History and Corporate Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulation”, “Tax Considerations — People’s Republic of China Taxation” and “Legal Matters”, to the extent that such statements describe or summarize PRC legal or regulatory matters, documents, agreements or proceedings governed by PRC Laws, or the corporate structure and business operations of the PRC Companies in the PRC, are true, accurate, complete and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

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(3)	PRC Companies. Each PRC Company has been duly incorporated and is validly existing as a limited liability company with legal person status under PRC Laws, and its business license is in full force and effect. The registered capital of each PRC Company has been paid in accordance with its articles of association and PRC Laws. All of the equity interests in each PRC Company are legally owned by the shareholder set forth opposite its name in Appendix A and, to the best of our knowledge after due inquiry, are free and clear of any pledge or other encumbrance. The articles of association and business license of each PRC Company comply with PRC Laws.

(4)	Corporate Structure. The ownership structure of the PRC Companies, both currently and immediately after giving effect to the Offering, as described in the Registration Statement, does not and will not violate any PRC Laws currently in effect. The Company does not operate through, and is not required to have, a variable interest entity structure, and none of the businesses currently conducted by the PRC Companies as described in the Registration Statement falls within the industries in which foreign investment is prohibited or restricted under the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2024 Version) or other PRC Laws currently in effect.

(5)	Business Licenses and Permits. Each PRC Company has obtained all Governmental Authorizations that are material to the conduct of its business as currently conducted and as described in the Registration Statement, and such Governmental Authorizations are in full force and effect. To the best of our knowledge after due inquiry, none of the PRC Companies has received any notice from any Governmental Agency of the revocation, suspension or non-renewal of any such Governmental Authorization, and no application by the Company or any PRC Company for any Governmental Authorization has been denied by any Governmental Agency.

(6)	CSRC Filing. According to the Overseas Listing Trial Measures and supporting guidelines, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedures with the CSRC and report relevant information. We are of the view that the Offering pursuant to the Prospectus constitutes an indirect overseas offering and listing by a PRC domestic company and is therefore subject to the filing requirements under the Overseas Listing Trial Measures and supporting guidelines. The Company shall, through its major domestic operating entity, submit the relevant filing materials to the CSRC within three working days after the submission of the relevant application documents for the Offering and listing overseas.

(7)	M&A Rules. The Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, jointly promulgated by six Governmental Agencies, including the Ministry of Commerce and the CSRC, on August 8, 2006 and amended on June 22, 2009 (the “M&A Rules”), among other things, purport to require that an offshore special purpose vehicle formed for purposes of an overseas listing through the acquisition of PRC domestic companies, and controlled directly or indirectly by PRC companies or individuals, obtain the approval of the CSRC prior to the listing and trading of its securities on an overseas stock exchange. Based on our understanding of PRC Laws currently in effect, the approval of the CSRC under the M&A Rules is not required for the Offering. However, there are uncertainties as to how the M&A Rules will be interpreted and implemented, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinion stated herein.

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(8)	Cybersecurity Review. Based on the PRC Laws currently in effect, our understanding thereof and the information and confirmations provided by the Company, as of the date of issuance of this opinion, none of the PRC Companies has been notified by any competent Governmental Agency that it has been identified as a critical information infrastructure operator, and the PRC Companies do not possess personal information of more than one million users. In addition, taking into account the nature of the PRC Companies’ business operations, the manner in which relevant data is processed and stored, and the limited likelihood that their data processing activities would affect or potentially affect national security, we are of the opinion that the Company and the PRC Companies are not required to proactively apply for cybersecurity review in connection with the Offering and the proposed listing of the Class A Ordinary Shares on the Nasdaq Capital Market. None of the PRC Companies is required to apply for the security assessment for outbound data transfer with the CAC. Based on the foregoing and the confirmations provided by the Company, the data processing activities of the PRC Companies comply in all material respects with the PRC Laws relating to data protection and privacy. However, pursuant to the applicable PRC Laws, the competent Governmental Agencies may initiate cybersecurity review in accordance with the prescribed procedures where the relevant statutory conditions are met, and we cannot rule out the possibility of such review or additional regulatory requirements in the future.

(9)	Litigation and Administrative Penalties. To the best of our knowledge after due inquiry, as of the date hereof, (i) there are no legal, arbitration or administrative proceedings pending or threatened in the PRC against any PRC Company that, individually or in the aggregate, would have a material adverse effect on the PRC Companies taken as a whole, and (ii) none of the PRC Companies has been subject to any material administrative penalty imposed by any Governmental Agency [since January 1, 2023].

(10)	Properties and Intellectual Property. To the best of our knowledge after due inquiry, (i) none of the PRC Companies owns any land use right or building in the PRC; (ii) the lease agreement for the office premises leased by the PRC Companies as described in the Registration Statement under “Business — Properties” is legal, valid and binding on the parties thereto under PRC Laws[, and the failure to register such lease with the competent Governmental Agency does not affect its validity]; and (iii) the PRC Companies are the registered owners of the patents and software copyrights registered in their names in the PRC as described in the Registration Statement under “Business — Intellectual Property”, and such registered intellectual property rights are not subject to any pledge or ownership dispute.

(11)	Taxation. The statements made in the Registration Statement under the section entitled “Tax Considerations — People’s Republic of China Taxation”, to the extent that they constitute statements of PRC tax laws and regulations or interpretations thereof, are accurate and complete in all material respects, are not misleading, and constitute our opinion on such matters.

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)	Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

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(3)	Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)	This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(6)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Companies and Governmental Agencies.

(7)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

(9)	Under the PRC legal, administrative, or arbitration system, we have very limited access to the information about the current, pending, or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives involving the Company and the PRC Companies, and we are not able to make exhaustive inquiries of the current, pending or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. Except as set forth in the immediately following paragraph and without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

In connection with the above opinions, we hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference made to our name and the summaries of our opinions in the Registration Statement on the cover page and under the headings “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities — People’s Republic of China”, “Business”, “Tax Considerations — People’s Republic of China Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

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Yours faithfully,

Jingtian & Gongcheng

/s/ Jingtian & Gongcheng

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Appendix A

List of the PRC Companies

No.	PRC Companies	Shareholders (% of equity interests)
1.	Sensing Cloud Computing (Shenzhen) Co., Ltd. (森歌云计算（深圳）有限公司)	Sensing AI Limited (100%)
2.	Sensing Shenzhen Data Technology Co., Ltd. (深圳市森歌数据技术有限公司)	Sensing Cloud Computing (Shenzhen) Co., Ltd. (森歌云计算（深圳）有限公司) (100%)

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